Exhibit 99.1
Innuity, Inc. Reports Record 2006 Fiscal Year Financial Results

Software as a Service Company’s Revenues Grow 73% in 2006
REDMOND, Wash. (March 6, 2007) – Innuity, Inc. (INNU.OB), a Software as a Service (SaaS) company that designs, acquires and integrates applications to deliver affordable solutions to small business, today reported its financial results for the 2006 fiscal year. Consolidated revenues for 2006 increased 73% to $21.6 million from $12.5 million reported during 2005.
Innuity’s loss from operations improved to $7.9 million for 2006 as compared with a $9.1 million loss from operations for 2005. Innuity’s net loss for 2006 was $8.5 million, or $0.43 per share, compared with a net loss of $9.4 million, or $1.02 per share, for 2005.
In 2006, Innuity also exhibited dramatic increases in a number of key areas compared with results from the previous year: Small business customers increased 73%, to 52,000 customers from 30,000 in 2005; online consumers increased 76%, to 176 million consumers from 100 million in 2005; and transaction processing increased 90%, to $3.8 billion from $2.0 billion in 2005.
“Innuity’s significant revenue increase, coupled with the reduction in net loss, demonstrates what we believe are the very positive results of our providing targeted product offerings that are attractive to the small business marketplace,” said John Wall, Innuity chairman and CEO. “Our expectation is that this business model will allow for the effective and timely scaling of both customers and revenue per customer, while continuing to drive value for our shareholders.”
Wall continued, “Our mission in 2007 is to further boost the rate of customer acquisition through expanded distribution opportunities, while continuing to introduce products and services that both complement our current offerings and serve what we feel are the unmet needs of the small business marketplace as a whole.”
About Innuity
Headquartered in Redmond, WA, Innuity is a Software as a Service (SaaS) company that designs, acquires and integrates applications to deliver solutions for small business. Innuity’s Internet technology is based on an affordable, on-demand model that allows small businesses to simply interact with customers, business partners and vendors and efficiently manage their businesses. Innuity delivers its on-demand applications through its Internet technology platform, Innuity Velocity™. The Velocity technology platform enables use-based pricing, provides the opportunity to choose applications individually or as an integrated suite and ensures minimum start-up costs and maintenance. For more information on Innuity, go to www.innuity.com.
Forward-Looking Statements
This release contains information about management’s view of Innuity’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of a variety of factors, including, but not limited to, risks and uncertainties associated with our ability to develop or offer additional internet technology applications and solutions in a timely and cost-effective manner. If we are unable to develop, license, acquire or otherwise offer through arrangements with third parties the additional services that our customers desire, or if any of our existing or future relationships with these third parties were to be terminated, we could lose our ability to provide key internet technology solutions at cost-effective prices to our customers, which could hinder our ability to introduce new products and services and could cause our revenues to decline. Additional risks and uncertainties include our financial condition and those other risk factors described in our quarterly reports on Form 10-QSB, our annual report on Form 10-KSB, and other documents we file periodically with the Securities and Exchange Commission.
Contacts:
Jordan Silverstein
The Investor Relations Group
212-825-3120 (office)
jsilverstein@investorrelationsgroup.com
Shivonne Byrne
Innuity, Inc.
425-968-0306 (office)
shivonne@innuity.com

INNUITY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
ASSETS

Current Assets
Cash and cash equivalents	$307,483	$696,997
Settlement deposits	467,078	529,900
Settlement receivables, net	173,098	254,499
Trade accounts receivable, net	1,318,773	1,848,819
Inventories, net of allowance for obsolete inventory	486,736	522,600
Prepaid royalty	—	1,247,246
Other current assets	184,891	209,813

Total Current Assets	2,938,059	5,309,874

Property and equipment, net	901,318	347,724
Intangible Assets, net	1,670,582	2,370,714
Goodwill	1,833,220	1,833,220

Total Assets	$7,343,179	$9,861,532

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Trade accounts payable	$2,587,227	$1,595,272
Accrued salaries and wages	612,745	406,036
Merchant settlement payable	453,596	774,975
Accrued liabilities	1,229,872	492,661
Deferred revenues	2,543,397	1,859,971
Line of credit	699,365	489,515
Related party notes payable, current portion, net of discount	658,105	658,106
Long-term debt and capital lease obligations, current portion	1,437,501	1,251,420

Total Current Liabilities	10,221,808	7,527,956

Long-Term Liabilities
Related party notes payable, net of discount	330,832	1,470,867
Long-term debt, net of discount and capital lease obligations	370,150	3,449,665

Total Long-Term Liabilities	700,982	4,920,532

Total Liabilities	10,922,790	12,448,488

Total Stockholders’ Deficit	(3,579,611)	(2,586,956)

Total Liabilities and Stockholders’ Deficit	$7,343,179	$9,861,532

INNUITY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
For the Years Ended December 31,	2006	2005
Revenues
Product sales	$8,760,588	$3,849,581
Services	12,923,691	8,616,020

Total revenues	21,684,279	12,465,601

Operating expenses
Cost of product sales	6,761,494	2,743,334
Cost of services	7,261,588	4,106,526
General and administrative	6,634,587	7,695,290
Selling and marketing	5,313,385	3,484,548
Research and development	1,423,679	1,240,527
Royalty expense	1,247,246	1,662,994
Amortization expense	958,045	628,893

Loss from operations	(7,915,745)	(9,096,511)

Other income (expense)
Gain on sale of assets	—	24,791
Other income	69,984	—
Interest expense	(627,927)	(294,310)

Total other income (expense)	(557,943)	(269,519)

Net Loss	$(8,473,688)	$(9,366,030)

Basic and Diluted Loss Per Common Share	$(0.43)	$(1.02)

Basic and Diluted Weighted-Average Common Shares Outstanding	19,555,243	9,184,411

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